Exhibit 99.1

Shengtai Pharmaceutical, Inc. Reports Second Quarter Fiscal Year 2010 Financial Results

WEIFANG, Shandong, China, Feb. 16 /PRNewswire-Asia-FirstCall/ -- Shengtai Pharmaceutical, Inc. (OTC Bulletin Board: SGTI.ob - News) (''Shengtai'' or ''the Company''), a leading manufacturer and distributor of high-quality, pharmaceutical grade glucose products in China, today reported financial results for the second quarter of fiscal 2010 ended December 31, 2009.

Second Quarter 2010 Financial Summary

●	Second quarter 2010 revenues totaled approximately $28.51 million, approximately $13.71 million or $92.7% increase compared to the same period last year
●	Second quarter 2010 gross margin is 15.68% compared to 13.48% same period last year
●	Second quarter had positive operating cash flow of approximately $8.73 million
●	Cash and restricted cash of approximately $17.08 million

"The first quarter fiscal year 2010 brings our company back to profitable and creates a very good opening for fiscal year 2010. Our company continued this good opening and sales revenue had a steady increase in the second quarter fiscal year 2010. Our glucose revenue increased approximately 50% compared to the same period last year. Selling, general and administrative (SG&A) expenses for the three months ended December 31, 2009 were approximately $2.20 million, a decrease of $127,209 compared with the same period last year. Our improving financial results show that our strategies of controlling costs, improving product structure to create a higher gross profit products mix, and expanding market share in pharmaceutical glucose markets are successful," said Mr. Qingtai Liu, Shengtai Pharmaceutical's CEO. "The competition in the last year was tough but we are proud that we survived the economic crisis and are on the right track to our goal of becoming the largest pharmaceutical glucose provider."

Second Quarter Fiscal 2010 Financial Results

Second quarter 2010 revenues were approximately $28.51 million, a 92.7% increase year-over-year compared to the approximately $14.80 million reported in the second quarter of fiscal 2009. Sales of glucose products totaled approximately $13.89 million during the second quarter as it accounted for 48.7% of sales. Cornstarch sales for the quarter totaled approximately $7.00 million or 24.6% of revenues. Sales of other products totaled approximately $7.62 million or 26.7% of revenues. The increase in sales revenue resulted from the increase of our export sales and domestic cornstarch and other products sales. Exporting sales revenue for the three months ended December 31, 2009 increased approximately 307% compared with the corresponding period in 2008. The increase is because with the recovery of the global economic crisis and with our exporting department reorganization in fiscal year 2009, the international demand of our glucose and protein powder products increased compared to the same period last year. Domestic sales for cornstarch and other products for the three months ended December 31, 2009 increased approximately 127% compared with the same period last year. The increase in domestic sales was because of the higher demand for cornstarch and increase in unit sales price for cornstarch.

Gross profit for the three months ended December 31, 2009 was approximately $4.47 million compared with approximately $1.99 million the same period last year. The increase in gross profits resulted from the increase in sales compared with the same period in 2008. Gross margin was 15.7%, a rise from 13.5% in the second quarter of fiscal 2009. The reasons for the increase in gross profit margin was because of decreased selling, general, and administrative expenses.

Selling, general and administrative (SG&A) expenses for the three months ended December 31, 2009 were approximately $2.20 million, a decrease of $127,209 compared with the same period last year. The decrease in our Selling, General and Administrative expenses was mainly the result of our efforts in controlling our costs. Especially we have controlled our professional expenses as a public company by lowering our legal, audit, and investment relationship expenses. We incurred $158,818 in non-cash stock option expenses for the three months ended December 31, 2009.

Second quarter 2010 net income was approximately $1.05 million or 5 cents per diluted share, compared to second quarter 2009 net loss of $473,887 or 2 cents per diluted share. The increase in net income was primarily due to the increase in our sales, decreased selling, general, and administrative expenses, and increase of other income.

Financial Condition

As of December 31, 2009, Shengtai Pharmaceutical had cash and restricted cash totaling approximately $17.08 million. Â The Company generated approximately $8.73 million in positive cash flow from operations during the second quarter. The Company's short-term loan totaled approximately $33.30 million and long-term debt totaled approximately $4.24 million. The Company's total shareholders' equity increased to approximately $47.17 million.

Business Outlook

Based on its current outlook, and existing and anticipated business conditions, Shengtai expects net income for fiscal year ending June 30, 2010 to be between 3 to 5 million.

"Looking forward, we see increased demand of our products and are confident about our cash position," said Mr. Qingtai Liu, Shengtai Pharmaceutical's CEO. "The Chinese government's stimulus plan is taking effect. More medical clinics are built or going to be built. The new clinics increased the demand for our pharmaceutical glucose products. We remain our leading position in this field to provide approximately 40% of the China pharmaceutical market share. The oral glucose and the cornstarch market are recovering. Some companies in the cornstarch and oral glucose business did not survive during the world economic crisis while we reserved our cash and other resources. We now have the resources and capabilities to catch the recovered business. The exporting market is recovering as well. Our reorganization of the exporting department last year also contributed to our success. In general, we are very confidant to welcome a profitable and growing fiscal year 2010 and 2011".

About Shengtai Pharmaceutical, Inc.

Shengtai Pharmaceutical, Inc. through its wholly owned subsidiary, Shengtai Holding, Inc. (SHI), a New Jersey corporation, and the Chinese operating company of Weifang Shengtai Pharmaceutical Co., Ltd., is a leading manufacturer and supplier of pharmaceutical grade glucose used for medical purposes. Â It also manufactures and supplies glucose and cornstarch products to the food, beverage and industrial production industries in China. For more information about Shengtai Pharmaceutical, Inc., please visit http://www.shengtaipharmaceutical.com.

Forward-looking Statements

Certain statements made in this news release, may contain forward-looking statements concerning the Company's business and products. These statements include, without limitation, statements regarding our ability to prepare the Company for growth, and predictions and guidance relating to the Company's future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs, but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the pharmaceutical industry, pricing and demand trends for the Company's products, changes to government regulations, risk associated with operation of the Company's new facilities, risk associated with large-scale implementation of the Company's business plan, the ability to attract new customers, ability to increase its product's applications, cost of raw materials, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. Investors are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Contact:

Shengtai Pharmaceutical, Inc.
Mr. Yongqiang Wang
Chief Financial Officer
Tel: Â +86-536-6295801
Email: shengtaicfo@hotmail.com

Shengtai Pharmaceutical, Inc.
Ms. Shenglian Iris Wang
Investor Relations Manager
Tel: +86-536-6295802
Email: shengtaiadm@hotmail.com